Annual Report

Cover Page

Name of issuer:

70Million Resources, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 8/10/2016

Physical address of issuer:

c/o WeWorks 12130 Millenium Drive
Playa Vista CA 90094

Website of issuer:

http://www.70MillionJobs.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

5

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$239,734.00	$1,226.98
Cash & Cash Equivalents:	$100,000.00	$1,226.98
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$0.00	$0.00
Long-term Debt:	($44,484.29)	$0.00
Revenues/Sales:	$89,000.00	$0.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$2,692.00	$0.00
Net Income:	($423,858.00)	$1,226.98

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

70Million Resources, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Richard Bronson	CEO of 70MillionJobs	70MillionJobs	2016

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Richard Bronson	CEO	2016
Richard Bronson	CEO	2016

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Richard Bronson	4404000.0 Common Shares	70.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

A large recruitment platform (Indeed.com, Zip Recruiter) or staffing/recruiting company may enter this space and squeeze our margins.

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

The involvement of the Company's Chief Executive Officer, who has previously been charged and pled guilty to securities fraud and conspiracy charges, could heighten the risk that the activities of the Company would be subject to regulatory scrutiny and any such investigation could materially adversely affect the Company.

Richard Bronson, who is a "key person" of the company and is the Chief Executive Officer of the Company, was charged with securities fraud and conspiracy charges in January 2002 and pled guilty in October 2003. As a result of his conviction, the SEC imposed a lifetime ban his ability to engage in registered broker-dealer activities. The involvement of Richard Bronson in the business of the Company might become known to securities regulators and his role in the Company could heighten the risk that the activities of the Company would be subject to regulatory scrutiny and any such investigation could materially adversely affect the Company.

The business is yet to be profitable, and relies upon the availability of investment capital to maintain operations. If for any reason outside investors chose not to invest, then there'd be an existential danger to the business.

The regulatory environment surrounding the hiring of the formerly incarcerated is changing quickly from state to state and on the municipal level. Unforeseen regulations could negatively impact our ability to do business.

Negative press attention--such as one of our applicants acting violently on the job--could undermine our ability to convince employers that our applicants were desirable hires.

Since we target large, national employers as clients, we are dependent on their ability to honor their obligations to pay us. If a large client were unwilling or unable to pay us, this could have a negative impact on our business.

Our future success depends on the efforts of key personnel and consultants, especially our founder, Richard Bronson. The loss of services of Mr Bronson or any key personnel may have an adverse effect on us. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

We rely on our ability to attract adequate numbers of both job seekers and to provide job listings. If either of these are unsuccessful, then this could be detrimental to our success.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Stock	10,000,000	4,894,528	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	5894

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	Richard Bronson
Issue date	08/10/16
Amount	$44,484.00
Outstanding principal plus interest	$44,484.00 as of 04/10/18
Interest rate	0.0% per annum
Current with payments	Yes

Richard Bronson, CEO and founder leant the company $44,484 when it was first created, and is due to be paid back at some point in the future when the funds are available. It is an interest free, term free loan.

Convertible Note

Issue date	03/01/19
Amount	$255,000.00
Interest rate	0.0% per annum
Discount rate	0.0%
Valuation cap	$6,000,000.00

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
10/2017	Section 4(a)(2)	SAFE	$650,000	General operations
11/2018	Regulation Crowdfunding	SAFE	$93,536	General operations
3/2019	Section 4(a)(2)	Convertible Note	$255,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Richard Bronson
Amount Invested	$44,484.29
Transaction type	Loan
Issue date	08/10/16
Outstanding principal plus interest	$44,484.29 as of 04/10/18
Interest rate	0.0% per annum
Outstanding	Yes
Current with payments	Yes
Relationship	CEO, Founder

Richard Bronson, CEO and founder leant the company $44,484 when it was first created, and is due to be paid back at some point in the future when the funds are available. It is an interest free, term free loan.

Name	Richard Bronson
Amount Invested	$20,000.00
Transaction type	Safe
Issue date	06/06/17
Valuation cap	$6,000,000.00
Relationship	CEO and Founder

This was money invested in the Y Combinator SAFE fundraising round for 70million Jobs.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

One in three Americans live with criminal records. That's 70 million people. And most of these 70 million Americans experience pain when they try to reintegrate into the workforce. As an ex-convict myself, I wanted to serve my brothers and sisters in and out of the prison when I was released. That's how I got to building the first job board for the formerly incarcerated.

At first, my goal was to be responsible for one million men and women having an opportunity – maybe for the first time in their lives – to truly live the American dream. The human being in me would be happy if there were even just one but the businessman in me wants a bigger number.

Ultimately, 70MillionJobs' goal is to become a billion-dollar business that will pump in 70M people back into the US economy and introduce them to necessary services, like banking and healthcare.

Milestones

70Million Resources, Inc. was incorporated in the State of Delaware in August 2016.

Since then, we have:

- Y Combinator 2017 alum. Other alumni include Dropbox, Stripe, and Airbnb.

- Partnership with the City of Los Angeles.

- SXSW Pitch Competition Finalist in 2018.

Historical Results of Operations

Our company was organized in August 2016 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $89,000 compared to the year ended December 31, 2017, when the Company had revenues of $0. Our gross margin was 100.0% in fiscal year 2018, compared to % in 2017.

- *Assets.* As of December 31, 2018, the Company had total assets of $239,734, including $100,000 in cash. As of December 31, 2017, the Company had $1,226.98 in total assets, including $1,226.98 in cash.

- *Net Loss.* The Company has had net losses of $423,858 and net income of $1,226.98 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.

- *Liabilities.* The Company's liabilities totaled -$44,484.29 for the fiscal year ended December 31, 2018 and $0 for the fiscal year ended December 31, 2017.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $44,484 in debt, $255,000 in convertibles, and $650,000 in SAFEs.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 7 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 12 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

70Million Resources, Inc. cash in hand is $100,000, as of March 2018. Over the last three months, revenues have averaged $25,000/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $42,000/month, for an average burn rate of $17,000 per month. Our intent is to be profitable in 3 months.

Prior to November, 2017, we were primarily engaged in building our network of active job seekers. Currently, we have access to more than one million potential applicants with criminal records.

In November, 2017, we began selling efforts, directed at large, national employers. The sales cycle is approximately 3-4 months, on average. We are now signing up large companies at an accelerated pace and believe we generate significant revenue on an on-going basis, as a result.

Per above, we are now seeing the fruits of our prior months' sales efforts, in the form of large, national employers engaging us for recruitment services. We believe that if our clients have a positive initial experience with our services and the applicants they hire, they will continue utilizing our services on an on-going basis. We are signing up several new, large customers on a weekly basis, so we expect to see significant revenue to result. This should build as new client business is added to existing business.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

I, Richard Bronson, certify that:

(1) the financial statements of 70Million Resources, Inc. included in this Form are true and complete in all material respects ; and

(2) the tax return information of 70Million Resources, Inc. included in this Form reflects accurately the information reported on the tax return for 70Million Resources, Inc. filed for the fiscal year ended 2017.

Richard Bronson
CEO of 70MillionJobs

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

https://www.70millionjobs.com//invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

Financials 1

Appendix D: Director & Officer Work History

Richard Bronson
Richard Bronson

Appendix E: Supporting Documents



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INVEST IN 70MILLIONJOBS

First Job Board to 70 Million Americans With Criminal Records

22
investors

$11,850
raised of $50K-$107K goal

$100 min INVEST
by Wefunder Portal LLC

Future Equity (SAFE)

$8M valuation cap

A SAFE gives you the right to future shares in 70MillionJobs. If you invest, you're betting the company will be worth more than $8M in the future.

INVEST $25K FOR PRO RATA RIGHTS.

EARLY BIRD BONUS: $6M Valuation Cap
Investors who fund up to the first $100K of this fundraise will invest in a SAFE with a $6M valuation cap.

INVESTOR PERKS

$250+	70MillionJobs t-shirt
$500+	Join 70MillionJobs team members on a trip inside a prison. Guaranteed to transform you!
$1,000+	Company founder/CEO Richard Bronson will appear for a speaking engagement with your organization
$10,000+	Sponsor a business suit for one of our applicant's first day on the job.

> *One in three Americans live with criminal records. That's 70 million people. And most of these 70 million Americans experience pain when they try to reintegrate into the workforce. As an ex-convict myself, I wanted to serve my brothers and sisters in and out of the prison when I was released. That's how I got to building the first job board for the formerly incarcerated.*



Richard Bronson
CEO, 70MILLIONJOBS

OUR AMBITION

At first, my goal was to be responsible for one million men and women having an opportunity – maybe for the first time in their lives – to truly live the American dream. The human being in me would be happy if there were even just one but the businessman in me wants a bigger number.

Ultimately, 70MillionJobs' goal is to become a billion-dollar business that will pump in 70M people back into the US economy and introduce them to necessary services, like banking and healthcare.

KEY FACTS

- Y Combinator 2017 alum. Other alumni include Dropbox, Stripe, and Airbnb.
- Partnership with the City of Los Angeles.
- SXSW Pitch Competition Finalist in 2018.

https://70millionjobs.com *from San Francisco CA* Y COMBINATOR TECH SOCIAL IMPACT COMMUNITY

Why I Like 70MillionJobs

Richard Bronson and his team are uniquely able to tackle the problem affecting 20% of the US population in a simple and effective way. 70 Million Jobs is one of the most exciting new opportunities for me because it changes lives and helps everyone become part of the solution. Thank you guys for solving a real program and giving people hope again!



Dr. Susan Amat
FOUNDER/CEO OF VENTURE HIVE

BUSINESS INSIDER

SXSW Announces Finalists for 2018 Accelerator Pitch Event | Markets Insider

AUSTIN, Texas, Jan. 16, 2018 /PRNewswire/ -- South by Southwest® (SXSW®) Conference & Festivals has announced the finalists for the 10th annual SXSW Accelerator Pitch Event®, to take place March 10-11 during the Startup & Tech Sectors
February 22, 2018 @ markets.businessinsider.com

Forbes

This CEO Wants To Hire 70 Million People

Richard Bronson is not your typical CEO. Like many who hold his title, however, he has a vision. His is to help hire 70 million people. Not just any 70 million people, but specifically one subset of the U.S. population.
February 21, 2018 @ forbes.com

Y Combinator

70MillionJobs Is the Internet's First Job Board for 70 Million Americans With Criminal Records (YC S17)

There are 70 million Americans with criminal records - 1 in 3 adults - and they pretty much all experience pain in finding a job. 70MillionJobs has built the first job board for the formerly incarcerated. You can learn more on: Fast Company, Product Hunt,
February 21, 2018 @ blog.ycombinator.com



49. From Prison to CEO of 70 million Jobs

Download to Learn How We Can Help You https://prisonprofessors.com Richard Bronson worked on Wall Street and built a successful trading company. Then he went to prison. While struggling after release, he joined https://defyventures.org. Then he
February 13, 2018 @ youtube.com

Training programs give ex-prisoners a chance at landing a job

Training organizations are helping ex-convicts get past the stigma attached to having a criminal past and preparing them for the workforce, writes Fortune. Examples abound: Richard Bronson, a former Wall Street broker and ex-felon, has launched a

January 23, 2018 @ hrdive.com

raceAhead: Big Business Hires Former Prisoners

In 2016, Facebook, Google and Koch Industries publicly promised to consider hiring more people with criminal backgrounds.

January 22, 2018 @ fortune.com

How Tech Firms Are Embracing Ex-Prisoners

Tech entrepreneurs are finding that hiring former prisoners can provide a social good and make great business sense.

January 20, 2018 @ fortune.com

Website Offers Second Chance to Job Seekers with Criminal Records

It can be hard to find a job, but imagine doing it with a criminal record. An estimated 70 million people have records and they often struggle to find companies willing to hire them. That's why Richard Bronson started 70 Million Jobs, a website that works

September 13, 2017 @ theuptake.org

Humility to Hope

Richard Bronson was making a fortune and had access into the upper crust of society when the bottom dropped out from underneath him and he landed behind bars at a federal prison camp. He tells an inspiring story of finding humility in the ashes of his

September 12, 2017 @ redemptiverevolution.com

'Wolf of Wall Street' Launches Job Board to Help Former Criminals Find Work

This news probably won't end up in a movie deal starring Leo DiCaprio, but it's certainly worth sharing here. In addition to being the original 'Wolf of Wall Street,' a character popularized in the 2013 film by Martin Scorsese, Richard

September 4, 2017 @ ere.net

Early Stage: The LinkedIn for ex-cons wants to help 70 million people find jobs

Who they are: 70MillionJobs What they do: Find employment opportunities for an estimated 70 million people in the U.S. who have a criminal record Why it's cool: It's tough to get a job when you have a rap sheet, something 70MillionJobs founder

August 20, 2017 @ mercurynews.com

Jobs for Felons, Get Money Back from Airlines, and Discover Your Online Vulnerabilities - Episode...

Ari is flying solo on this episode-Nick is once again out of the country, visiting one of the 17 time zones the Leverage team is spread across. But the resources Ari has to share are pretty interesting, nonetheless.

August 11, 2017 @ blog.getleverage.com

After serving time, a former "wolf of Wall Street" launched a job board specifically for convicts

Richard Bronson knows all too well the struggle of finding a job with a criminal record. In the early 1990s, Bronson was a partner at the infamous "Wolf of Wall Street" firm Stratton Oakmont (the subject of a 2013 Martin Scorsese movie). Now he

August 5, 2017 @ qz.com

It's Hard For People With Criminal Records To Get A Job-This New Job Site Can Help

If most job seekers use LinkedIn, it's less useful if you've spent some or all of your adult life incarcerated and don't have positions to list or colleagues to add.

August 4, 2017 @ fastcompany.com

A recruitment site "70 Million Jobs" for people with previous criminal record starts

About 70 million of the population over 300 million people in the United States have a criminal record · conviction, but 75% of people released from prison are being arrested again within 5 years about. Most people who are re-arrested become

August 3, 2017 @ gigazine.net

Based on a True Story

Back in the day before I started 70MillionJobs, I was one of the Wolves on Wall Street at Stratton Oakmont. After a stint at this notorious firm, I started my own company which grew to a business making $100M in annual revenue and hired 500 people. But this all fell apart when I went to prison for securities fraud. I admit I grew the business in crooked ways.

I served two years in prison and returned every penny back to the investors. But when I got out of prison, I had nothing left and had this fat criminal record.

To right my wrong, I decided to dedicate my life to serving brothers and sisters getting out of prison. I became a director at Defy Ventures, a nonprofit serving the current and formerly incarcerated with entrepreneurial and job training. Then I thought of a for-profit approach to help the formerly incarcerated get back on their feet.

thehardfall.png

Excerpt from the Miami New Times in 2004

How Does 70MillionJobs Work?

We are the only job board on the Internet that serves the formerly incarcerated people. Period. No other job board has tried to tap into this pool of 70M Americans ready for work. 350+ government agencies, non-profits, parole and probation departments refer job seekers to us and we ping job opportunities to them via calls and text messages. Then we help our users throughout the whole process. Employers pay to post each position.

Our users come from government agencies, non-profits, correctional facilities, etc.

We review resumes and help them through the entire process.

Send text reminders about jobs opportunities and interviews.

Employers pay for each position they post.

What Happens to the Formerly Incarcerated Now?

One-third of Americans have criminal records, hindering them from moving on with their lives and finding jobs. A majority of them remain jobless after one year. This inevitably affects the percentage of the formerly incarcerated that go back to prisons. Imagine if we provide secure jobs to the formerly incarcerated, instead of having them out on the streets. Jobs will get filled, our economy will grow stronger, families will be rebuilt, and we may even break the vicious cycle of recidivism.

70M	60%	76.6%
Americans with criminal records	Remain jobless 1 year after release	Get rearrested within 5 years of release

Imagine Giving Jobs to 70 Million People

Imagine a world where the formerly incarcerated are provided the tools and support they need to get back up on their feet. Imagine 70M people contributing to the American economy and rebuilding their lives and communities. That's the kind of future I want to build with 70MillionJobs. It's not an easy job but I never liked easy anyway. Join me for the historical opportunity to invest in our 70M Americans.











Let's Change History Together

Dear Friends of 70MillionJobs,

70 million Americans—1 in 3 adults—have some sort of criminal record, and they all face terrible challenges in landing a job. Statistics show that unless the formerly incarcerated land a job, they'll almost certainly wind up back in jail or prison. The cost in human lives to all those affected—the families, the victims, and society in general—is enormous and often heart breaking.

SHOW MORE

Founder



Richard Bronson

CEO

Co-Founder & Advisor at DoYouRemember.com, Former Director at Defy Ventures, Y Combinator S17

AND THE REST OF THE TEAM



Bradley Anderson

CTO

Software developer, entrepreneur, and passionate technology executive



Dan Mozzochi

Director of Operations

Brings management, operations, marketing and project management experience to 70MillionJobs



Damani Barham

Consultant

Principal and Founder of Apex Capital, based in Los Angeles



Justin Vail

Consultant

Served in the Obama White House as the Deputy Director of Private Sector Engagement



Seth Sundberg

Director of Sales

Experiences include HR, Investments, Real Estate, Finance, Equities, and Non-Profits



Adrienne Hatter

Employment Specialist / Partnership Strategist

Experience includes marketing/content management, strategic partnerships, and business outreach

Raised $706,334 From 23+ Investors

Y Combinator

Seed funded 1500+ startups (including AirBnB) with total valuation over $85 billion. 70 startups valued over $100m.

Stephen S Taylor

Chairman Neighborhood Bancorp CEO Taylor Asset Management, Inc.

Suzette Kachmaryk

I am a veteran of the United States Air Force. I retired as a Chief Master Sergeant after 24 years of service.

Alan Tabor

Outdoor industry lifer. One of the founders at Mountain Hardwear. Advisor & Board member SlingFin.

Conor D. Cox

Hunter Williams

Partner in a global strategy consulting firm (retail & consumer industry focused). Based in China (Shanghai) for 7+ years. Father of 3.

MORE INVESTORS

Interview

Wefunder interviewed Richard Bronson on February 13, 2018.

– COLLAPSE ALL

WF: What does 70 Million Jobs do?

BRONSON:

70 Million Jobs is the first for-profit employment platform for Americans with criminal records. Companies pay us to post and market job opportunities that they are willing to consider people with criminal records for. The applicants themselves pay us nothing.

We are assisting the largest employers in the country at a time of historically low unemployment. As Trump does away with a lot of illegal immigrant labor, there are huge pressures to fill jobs, particularly at the lower end of the wage scale. Big retailers like Walmart and Target and Lowe's can't get enough people to work on their sales floors, and big food-service companies, hospitals, warehousing, transportation companies are dying for people to come work for them. Some companies are also interested in asserting their leadership as being second-chance friendly, meaning to show they're willing to go into a community and hire people who have a record and could really use a break, people who have paid the price of their mistakes in the past and are ready to get on with a new productive life.

These companies feel that this could represent some of the best things that this country stands for and have an understanding that we all make mistakes and that if you've done your time and paid the price, you should have the opportunity to move on with your life, particularly if you were very young at the time that you made the mistakes. Because who really believes that folks should have a life sentence for mistakes made often when they were very young?

WF: Where did the idea for the company come from?

BRONSON: The story begins on a personal note. I used to work on Wall Street with some big companies. I did very well and made a lot of money. I was actually a partner at the infamous Wolf of Wall Street firm, Stratton Oakmont, and was involved with all of that.

I then started my own financial services firm and grew it into a business with 500 employees generating about $100 million in annual revenue. Unfortunately, some of what I did was crooked and despite having paid back every penny that was taken from people, I was still rightfully prosecuted and rightfully punished. I received a two-year sentence in federal prison. I served 22 months and then two months in a halfway house.

I had been a successful businessman with a lot of money and lots of opportunities. Then when I came out of prison, like most people who go through the criminal justice system, I was essentially destitute. I had no money, no place to live, no job, no prospects. Thank God I had a sister with a couch. It took me years of trying to get back on my feet and on with my life. Despite how hard it was for me, I knew that I was relatively lucky, because I was a white man in white corporate America who had a college education. The guys I lived with in prison were primarily men of color who maybe hadn't completed high school. They have very little shot because so many people who are released from jail or prison will fairly quickly get re-arrested and end up back there. The only people who don't get in trouble again are people who have jobs.

I worked as director of a prominent non-profit in the prisoner re-entry space called Defy Ventures, which is based in New York and very active in the Bay Area. They work with men and women in prison to train them in entrepreneurialism so they can start their own business and take control of their financial future. I had a lot of responsibilities, including helping with job readiness and job placement. That's when I started learning the facts and what it would take to get people jobs and eradicate the endless cycle of recidivism that destroys lives at great economic cost.

I eventually became convinced that despite the good work that this and other non-profits were doing, almost all of them have never really succeeded in scaling. They're almost all very local. It's because they have to constantly be finding donations and grants to survive, so a lot of resources go into that, and they generally don't employ technology and therefore ultimately haven't been successful in scaling and really reaching the kind of impact that I was interested in doing. I felt like this was crying out for a for-profit approach.

With that in mind, I left my job and launched 70 Million Jobs in New York in 2017. The city of Los Angeles reached out almost immediately asking me to partner with them to help drive greater opportunity for that city's formerly incarcerated. I was then accepted at Y Combinator that summer. After receiving venture capital funding and angel funding, I decided to remain in San Francisco to run the business.

WF: How have your numbers grown since the launch in 2017?

BRONSON: This is a classic chicken or egg situation: You need to have enough applicants so companies want to engage with you to fill jobs, but you need enough companies offering jobs to get the applicants. Which do you go for first?

The first thing I focused on was the applicant side. It's very difficult to market to the population of ex-convicts despite its size. In fact, there is no company that really markets any goods or services to this population. There's no central repository of data available and often these are people who want to stay below the radar. That represented a challenge for me, but it also represented a great business opportunity. If I could figure out how to access these users on a large scale and be successful in getting them jobs, I'd be in a position to sell them a wide variety of products and services, things like housing, banking services, and medical care. That's how the business could eventually expand beyond jobs.

My first focus has been on getting good at employment and to build a community. We already have more than one million active job seekers in our community. We get them in a variety of ways. We work with some of the largest background-check companies and they refer applicants to us. These are people who failed their background check and didn't get a job they applied for. They are then referred to us, and we are in a position to send them to a place where they might get the job. We also have relationships with many of the largest and most prominent non-profits and community organizations around the country and parole and probation departments. We work with companies that work with lots of friends and family of people who are incarcerated. We work inside the correctional system where they help distribute leaflets and posters about us. When people come out, we want to be a part of their re-entry strategy.

We've been incredibly fortunate because the publicity we've generated has brought us a lot of applicants. There have been lots of magazine articles. And just in this past week, I was approached by 60 Minutes to appear on TV with them. I was also approached by Shark Tank and I'm talking to them soon. And I will be presented at South by Southwest in March.

I think it has a lot less to do with ... I have an interesting story and I recognize that. But this is a real hot space that nobody is really approaching it the way we are. And we've achieved a certain scale that makes sense for large national employers who are looking for big national solutions to their HR needs, which we uniquely can address.

WF: What has been the response from employers so far?

BRONSON: We've only had the requisite amount of job applicants for the last couple of months to be able to go to national employers and explain how we can deliver hiring solutions. We've already signed up a bunch of big employers and we have many more that will be announced. We're getting a better response than I expected. I had no idea what to expect. No one's ever done this as a for-profit business or with a recruiting model. I'd also never done anything like this, so there was a lot we had to discover.

Plus, and I notice this in my own life, that attitudes towards the criminal justice system and the fact that it doesn't work very well is about the only thing that Democrats and Republicans agree on. The truth is that one in three adults has a criminal record. Almost everybody has been directly affected by entering the criminal justice system or knows somebody who has. That tends to humanize people's attitudes. People who commit crimes aren't just all evil misanthropes. It's sometimes my dad, my uncle, or my cousin. That's been positive to experience. It's just coincidental that our economy is in a position where companies desperately need people, so while they wouldn't have considered this population in the past, now they are more open.

WF: What is your system for connecting people and jobs?

BRONSON: I originally launched the business thinking that a job board would be the right product to fit the market. There's already a job board for every career in every industry, so why not for people with criminal records? But early on I discovered that it's a lousy fit because it doesn't work for our users. For the most part, our users don't own laptops. And job boards are an awful user experience even if you have your own computer. The boards are cumbersome, complicated, and time-consuming, and they only really help the most motivated to slog through that system.

The people we're reaching only have phones. I imagine very few of them know how to upload a resume on their phone. They're not particularly tech savvy and they don't know people who have gone hunting for legitimate jobs who they can copy. They don't know what's involved and don't know about job boards like Indeed. They can't network at events to find employers. It's all completely alien to them. Their experience is going out on the street because that's where their friends are. Those friends are making money, having fun, getting high, and listening to music. That's what they want to be doing instead of going to a job interview at a fast food place for minimum wage.

We just signed up Unilever, for example, and they have business operations in lots of markets throughout the country. We can first filter our community based on geography and then begin a campaign that starts with targeted emails. Then we have text notifications of job alerts, and then we get on the phone and we contact possible job candidates. That's where we have a great deal of success in conveying what the opportunity may be. Next, we are helping them create a resume if they don't have one, and helping them apply for the job and going through the process with them. We remind them of their interview date or tell them about any hiring events an employer might have. So while a casual visitor to our site would see a job board, that really reflects maybe 1% of our real activity.

We're also working on a new site which, among other things, will enable an applicant to create a video resume. If you looked at some of our user's paper resumes, you would cry, because they have no experience and they have no education. It's a sad representation of their life. However, if you watch a video resume, you could see that they're personable and bright and communicative and you'd be much more likely to hire them because we've humanized them.

WF: How are you vetting job applicants?

BRONSON: There are lots of laws that constrict the kind of things we can ask applicants. Many places have done what is called banning the box. Some companies don't even ask on the application if a person has ever been convicted of a felony, which is what companies routinely went on. That has been outlawed in many places. Each city and state has its own laws relating to what you can ask a job applicant and what you cannot ask. Generally speaking, you can ask someone to submit to a background check and you can get the results that way. Or, if you are prepared to make a bona fide offer, only then can you ask about any criminal background information. We can't ask those questions either, as much as we'd like to.

Then, every company has its own criteria on what it can accept and what it can't. It might be that it has to be six years since the person committed the crime, or that it couldn't have been a violent crime with a weapon, or it couldn't have been a sex crime. We don't get paid if we don't send them someone who doesn't fall into their acceptance criteria. So as much as we'd like to be able to vet them and get that kind of information, we can't by law. The law isn't serving its real purpose and maybe it'll change, but in the meantime, we pursue the strictest level of compliance that we possibly can.

What we can do is place advertising and send emails about job opportunities. In those, we can mention what is not acceptable to the employer. Some of these jobs involve driving, so we can say they can't have a drunk driving conviction within the last four years. We can say no felony convictions within the last seven years.

We can ask them questions about any work experience they may have, and we can certainly make judgments based on our conversations with them. Some of the jobs require them to lift boxes and work in a warehouse. Can they lift something that weighs 70 pounds? Do they have any computer experience? We're trying to find out as much as we can within the confines of the law.

Ultimately these people are going to go for an interview and they're going to have to do a background check anyway, because that's just what any company does. We try to be as responsive as possible on an ongoing basis. Our existence depends on us providing ongoing HR solutions.

WF: How many users have you placed in jobs?

BRONSON: It's hard to say, but it's more than 100 people. In addition to the jobs from clients that we have directly contracted with, on the site now we have thousands of other jobs that come from a variety of different job boards. We want to make as many opportunities available to people who visit our site as possible. We, unfortunately, don't know when they apply for those jobs. It goes through a third party like ZipRecruiter, CareerBuilder, or Indeed. We just know people visited our site searching for jobs, but we don't know if they've clicked on a job and pursued it.

We're in an interesting kind of business. Unlike most companies that are primarily committed to making money that will eventually sell or go public, I am interested in building a big successful business and exiting it. That's part of my plan. We are also interested in doing a great deal of social good. Every day that we get somebody a job, we feel that we've had a business success. Maybe we didn't sign up any new clients, but if we got a couple of people jobs today then we feel pretty damn proud. We know that often that job could have saved a life and certainly helped a family. It feels great, and I can't help but believe some of these same people would be interested in owning a little piece of the business and feeling like they're supporting it.

WF: What's next for you after this fundraising campaign?

BRONSON: Not only is 70 Million Jobs a mission-driven enterprise that resonates with everybody, but there is a big business potential here. That's how we become a $1 billion business. We have to become really good with employment and build a loyal following of people we've helped get jobs. Amazon started selling books, then they sold music, then they started selling everything. We're on a similar path. We're hyper-focused on employment, but in the longer-term plan, we're going to be selling a lot of other stuff because we'll be in a position to sell to our community of clients.

WF: Why are you raising money now?

BRONSON: Right now my runway is six or seven months, and I'd like it to be longer. There are certain things I would like to do and certain people I would like to bring on to really light the fire for us. I'd like to get a few more salespeople and a few more marketing people who can reach out to community organizations so we can expand our base on both sides of the marketplace. I also want a couple of more developers so we can build out some cool stuff that we have in mind. Personnel is our primary expense now, so that's where the money would be going.

WF: Who makes up your team?

BRONSON: Aside from me, we have Seth Sundberg, a new hire who used to be a professional basketball player and is very well known in the Bay Area. He's very tall and recognizable, but he's also known for having gone through a local community organization and starting his own business. He's a frequent public speaker and very knowledgeable in the prisoner re-entry space.

We also have two salespeople and two marketing people. We have a CTO, a director of operations, and we have me. And that's the team. They are all incredibly committed people. We're having a lot of fun, and good stuff is happening. So it seems like this is the time to raise some money.

It started with just me. I went to Y Combinator alone, and I couldn't write a line of code. I'm also 63 years old, so I was as much of an outlier as possible. I think they love my mission, but to a certain extent, they didn't quite know what to make of me.

WF: What role does the company have in the broader effort on prison reform?

BRONSON: Prison reform is desperately needed, but re-entry reform is needed as well. I feel like I am perhaps somewhat qualified as someone who has had success in business and then been an abject failure.

What the American Association of Retired People is to retired people is what we can be for people with criminal records. They are at the epicenter of reforming thought on the political discourse, of advocacy, of commerce, all of the issues that relate to that population. I see that same kind of holy union between doing good work and doing good business. That's an increasingly attractive model that more and more companies are considering. Companies are recognizing that it's not mutually exclusive to be humane and take care of your employees benignly and put customers ahead of anybody else. They also have to have a responsibility to the community and the earth.

That's the approach that we have here. We work very hard. I'm used to being rich and successful. I'm neither currently, and I aim to change that. But I also feel that I discovered my life's work late in life. I consider every man and woman who's been in prison or currently is in prison as my brother and sister. I think most people who have done time probably feel that as well. I go into prisons to speak, and I feel sad when I leave. Rather than being glad to leave, I feel like I'm deserting my brothers and sisters.

WF: After the user has been signed on to a job, are there any support services that you offer?

BRONSON: No, we don't, no more than LinkedIn or Indeed does. Our clients do need training and counseling, substance abuse help, and family support, but all of that is enormously high touch and it doesn't scale. There's also already a huge network of these non-profits, plus parole departments, that work with people who come out of prison. But nobody is working with the people who have been out three years or five years or 11 years. The people who have been out a few years generally are in good shape other than desperately needing a job.

That's why I came to believe and continue to believe that this plan would be the way to get people jobs and create the best business opportunity. Since we're working with a low fee, we've got to move people through our recruitment business quickly. My personal goal is to find jobs for one million people. That's my number. If that's done, then we will have dramatically moved the needle in this country.

WF: What has been your biggest challenge so far?

BRONSON: All business is challenging. I'm an old guy, and I don't expect things to be easy. I'm distrustful of things that are easy. So when something is hard, to me it's good because that's the way it's supposed to be. I wouldn't know how to accept easy success. I'd be very suspicious of it. So it hasn't been terribly hard yet.

At times, it can be hard for me because I'm not a technical person, and I have to make hires and technical decisions sometimes. I know that there are things that I just don't know. And I know I don't know what I don't know. That's a frustrating position to be in, and it puts me at a disadvantage. But I'm finding incredible support and great people to work with. We're finding lots of support from organizations that want to send us applicants. We are also finding enough encouragement in the companies we're contacting. It's not like we have to call 100 people in a row who are slamming the phone in our ears. It would be romantic for me to say it was like that, but it's not.

I am plagued constantly by my fear that I'm not up to the job and I'm blowing an amazing opportunity, but that kind of insecurity drives me to work harder. I have a chip on my shoulder. I have a lot to prove to a lot of people who may have written me off. But mostly I have an obligation to people with criminal records. And since I love what I'm doing. I'm not going through that kind of agony.

WF: What is your process after you sign up a new company?

BRONSON: Our director of operations gets on the phone with that initial decision maker and finds out how they work. Large companies typically have an applicant tracking system, or an ATS. They have their own technology that we have to integrate with in order to send them applicants. So that'll be one piece of the discussion. Our CTO is involved with it too.

Then we need to discover the specifics of the different positions. Where it is, how many people they want to hire, what's the compensation, what company benefits are provided. We want to find out any information they would like us to get in our interviews with the candidates. What comprises a good fit, what kind of corporate culture things are they looking for, what physical skills are required. We get a feel for the company because we want them to be successful so we can get paid.

Internally, we begin planning a campaign where we figure out where the different jobs are located and who in our system we can reach out to. First, we get the company's jobs on our site. Then we'll begin a series of targeted emails that are geographically centric. That typically bears a little bit of fruit. I wish I could say that all we have to do is email the jobs, the applicants go online to apply and that's the end of it. That would be a great business but it doesn't work that way. Then we'll go after the same people and try to get to them through texting. That won't work particularly well either, but we still go through the motions of it. We know that inevitably we're going to have to make a lot of phone calls. We're doing it very manually now with a few people, but we're quickly reaching a point where we will have to automate a lot of these processes, which means auto dialers and press one campaigns and all this technology that we'll have to employ. That will take some money and time to integrate. But those problems that I look forward to addressing.

WF: How does your own prison experience factor into the business? ^

BRONSON: It's a central part of my pitch, and it wasn't always that way. I used to live trying to hide it, but of course these days, you can't hide anything about your past. In fact, I now lead with it. At Y Combinator I got up there and I said, "70 million people have criminal records, they all have pain getting a job. I should know, I'm one of them." What I've discovered in business as well as on a personal level is that people are incredibly understanding and supportive when you come directly at them and you're honest and sincere, which I am and I certainly try to be. I don't try to cover up what I did. It was wrong, I apologize for it, and I'm trying to just make right on it.

Far from it being a detriment to our business, I think it's a real asset. And it also goes to kind of domain credibility and expertise. There's a few of us on our staff who have been incarcerated, and we know what people go through because we went through it. We know about that mentality and that psychology, and how to best serve that clientele and talk about it authentically. We're not just theoretical about it. The people we talk to respond, they really do. You have no idea how good it does my heart when I realize that so many people actually themselves have a heart, even at big companies. So it's kind of a feel-good story in a very weird kind of way.

I get that the irony doesn't end in my life. For example, I was involved in a startup before and I would talk to a VC, and of course, I would tell them about my background. The minute that happened the appointment was over. Literally over. They would say, "I'm sorry we can't talk anymore." And that would be it. Now I talk to a VC and I say, "This is my business and this is me," and then they go, "Good." They smile and they nod and they feel like that's the way it should be. So there's just a lot of weird stuff that we live with.

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Michael Thomas about 21 hours ago

https://www.sec.gov/Archives/edgar/data/1716822/000167025418000126/documents_list.htm
See Item 26 in the Offering Statement

Richard Bronson CEO FOUNDER about 20 hours ago

Thank you for bringing this to my attention. WeFunder made an error. I'll have them contact you to confirm this. As I wrote earlier, we raised money on SAFEs immediately after YC w/a $6 million cap. Richard

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Michael Thomas Apr 22
Your SEC Form C Item 26 says the validation cap on the prior SAFE was $600,000. If this is incorrect, you should amend the Form C.

Richard Bronson CEO FOUNDER Apr 23
Mike-Here's the Form C filing as on the SEC site:
https://www.sec.gov/Archives/edgar/data/1716822/000167025418000126/xslC_X01/primary_doc.xml
I'm not seeing the $600k valuation reference. Can you provide me with a link to what you're looking at. Thanks for your help. Richard
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RISKS

1 A large recruitment platform (Indeed.com, Zip Recruiter) or staffing/recruiting company may enter this space and squeeze our margins.

2 The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the

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OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, and more.

THE FUNDING PORTAL

70MillionJobs is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

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70MILLIONJOBS

2018 Report

Dear investors,

We are humbled by having the opportunity to work with inspiring men and women who continue to believe that they can make a new, productive life. And we are gratified to no end by those who have faith in our dual missions of building a big, profitable company and doing massive social good. We are more convinced than ever of the soundness of our approach, and thank you for your involvement and on-going support.

We need your help!

We are always eager to get help landing employers, both small and large, who are interested in using our services to find quality talent. We are always eager to help anyone who's been formerly incarcerated get back on their feet by landing a legitimate, legal job. Please tell friends about our work, and certainly tell anyone who also might have an interest in investing in 70 Million Jobs.

Sincerely,

Richard Bronson

CEO

Our Mission

At first, my goal was to be responsible for one million men and women having an opportunity – maybe for the first time in their lives – to truly live the American dream. The human being in me would be happy if there were even just one but the businessman in me wants a bigger number.

Ultimately, 70MillionJobs' goal is to become a billion-dollar business that will pump in 70M people back into the US economy and introduce them to necessary services, like banking and healthcare.

See our full profile

How did we do this year?

Report Card

B+

The Good

We were successful in facilitating the employment of some 1000 deserving men and women, more than we projected.

We began generating revenue, and are excited about early progress in 2019.

We grew our job-seeker base to more than 10 million, allowing us to process far more business this year.

The Bad

It took us longer than expected to hire a CTO.

The population we serve are challenging when it comes to motivation and ambition. This creates unique challenges.

Raising money from VC's is challenging, as they sometimes find it hard to see us as a for-profit business.

2018 At a Glance

January 1 to December 31


$$$$

$89,000
Revenue



-$423,858 [346X]
Net Loss


IOU!

$0
Short Term Debt



$93,536
Raised in 2017



$100,000
Cash on Hand

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

One in three Americans live with criminal records. That's 70 million people. And most of these 70 million Americans experience pain when they try to reintegrate into the workforce. As an ex-convict myself, I wanted to serve my brothers and sisters in and out of the prison when I was released. That's how I got to building the first job board for the formerly incarcerated.

At first, my goal was to be responsible for one million men and women having an opportunity – maybe for the first time in their lives – to truly live the American dream. The human being in me would be happy if there were even just one but the businessman in me wants a bigger number.

Ultimately, 70MillionJobs' goal is to become a billion-dollar business that will pump in 70M people back into the US economy and introduce them to necessary services, like banking and healthcare.

Milestones

70Million Resources, Inc. was incorporated in the State of Delaware in August 2016.

Since then, we have:

- Y Combinator 2017 alum. Other alumni include Dropbox, Stripe, and Airbnb.

- Partnership with the City of Los Angeles.

- SXSW Pitch Competition Finalist in 2018.

Historical Results of Operations

Our company was organized in August 2016 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $89,000 compared to the year ended December 31, 2017, when the Company had revenues of $0. Our gross margin was 100.0% in fiscal year 2018, compared to % in 2017.

- *Assets.* As of December 31, 2018, the Company had total assets of $239,734, including $100,000 in cash. As of December 31, 2017, the Company had $1,226.98 in total assets, including $1,226.98 in cash.

- *Net Loss.* The Company has had net losses of $423,858 and net income of $1,226.98 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.

- *Liabilities.* The Company's liabilities totaled -$44,484.29 for the fiscal year ended December 31, 2018 and $0 for the fiscal year ended December 31, 2017.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $44,484 in debt, $255,000 in convertibles, and $650,000 in SAFEs.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 7 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 12 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

70Million Resources, Inc. cash in hand is $100,000, as of March 2018. Over the last three months, revenues have averaged $25,000/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $42,000/month, for an average burn rate of $17,000 per month. Our intent is to be profitable in 3 months.

Prior to November, 2017, we were primarily engaged in building our network of active job seekers. Currently, we have access to more than one million potential applicants with criminal records.

In November, 2017, we began selling efforts, directed at large, national employers. The sales cycle is approximately 3-4 months, on average. We are now signing up large companies at an accelerated pace and believe we generate significant revenue on an on-going basis, as a result.

Per above, we are now seeing the fruits of our prior months' sales efforts, in the form of large, national employers engaging us for recruitment services. We believe that if our clients have a positive initial experience with our services and the applicants they hire, they will continue utilizing our services on an on-going basis. We are signing up several new, large customers on a weekly basis, so we expect to see significant revenue to result. This should build as new client business is added to existing business.

Net Margin: -476%

Gross Margin: 100%

Return on Assets: -177%

Earnings per Share: -$105,964.50

Revenue per Employee: $17,800

Cash to Assets: 42%

Revenue to Receivables: ~

Debt Ratio: -19%

Bookkeeping_-_UPDATED_70millionjobs_books___December_2018__2__Statement_of_Cash_Flows.pdf

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Van Duc Nguyen
James Bailar
Sara Ali
Soei Shin Hang
Russell Larocque
Andrea Kincannon
Aaron Foss
Nixon Augustin
David Head
Mark Hladky
Aaron Tellier
Suninder Singh Chauhan
Hilary Caws-Elwitt
Ben Endress
Dustin Starbuck
Paul Hone
Frederick A Browne
Bruce D Armstrong, DVM
William Bogle
Lauren Boyd
Joseph Michniowski
Steve Brady
Joshua Beaman
Thomas G Blomstrand
David Ross
Tracy Crenshaw
Kari Cosentino
Maria Reiling
Steven Sawyer
S.A. Meservey
Joseph J Egan
Kitra Cahana
Jason Noble
Nicholas Shea
Lloyd Jacobs
Meenakshi Sundara Sant...
Tobias Joachim Hoeltge
Anthony Fineberg
Jessica Kristine
Aram Babikian
Kenneth DePaul
Richard W. Richardson, ...
Howard Talesnick
Leland Fiegel
George Richard Cunning...
Daniel Rodriguez
Glenn Lapidus
Earl Lesniak
Okeevius Johnson
Lennard Cannon
Dustin Starbuck
Hank Yan
Karin Coyne
William Ferrara
Stephen Budway
Charles Kennebrew
Michael Kasenbacher
Michal Szczodry
Brian Didsbury
Anthony Jolly Jr
Anthony Easton
Dion Deans
Sean Rogers
Steven Billmaier
Daphne Herlihy
David Henry II
Thomas HARDGE
James George
Christopher DeVine
Aaron Drabkin
Yonasan Schwartz
Patrick Enweronye
Kenneth Duhe
Allen Wong
Nahiem Hood
Steve Brady
Kenneth DePaul
Meenakshi Sundara Sant...
Jonny Price

Thank You!

From the 70MillionJobs Team



Richard Bronson

CEO



Bradley Anderson

CTO

Software developer, entrepreneur, and passionate technology executive



Dan Mozzochi

Director of Operations

Brings management, operations, marketing and project management experience to 70MillionJobs



Damani Barham

Consultant

Principal and Founder of Apex Capital, based in Los Angeles



Justin Vail

Consultant

Served in the Obama White House as the Deputy Director of Private Sector Engagement



Seth Sundberg

Director of Sales

Experiences include HR, Investments, Real Estate, Finance, Equities, and Non-Profits



Adrienne Hatter

Employment Specialist / Partnership Strategist

Experience includes marketing/content management, strategic partnerships, and business outreach

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Richard Bronson	CEO of 70MillionJobs @ 70MillionJobs	2016

Officers

OFFICER	TITLE	JOINED
Richard Bronson	CEO CEO	2016

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Richard Bronson	4,404,000 Common Shares	70.0%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
10/2017	$650,000	Safe	Section 4(a)(2)
03/2019	$255,000		Section 4(a)(2)

The use of proceeds is to fund general operations.

Convertible Notes Outstanding

ISSUED	AMOUNT	INTEREST	DISCOUNT	VALUATION CAP	MATURITY
03/01/2019	$255,000	0.0%	0.0%	$6,000,000	

Outstanding Debts

LENDER	ISSUED	AMOUNT	OUSTANDING	INTEREST	MATURITY	CURRENT?
Richard Bronson	08/10/2016	$44,484	$44,484	0.0%		Yes

Related Party Transactions

Name	Richard Bronson
Amount Invested	$44,484
Transaction type	Loan
Issued	08/10/2016
Outstanding principal plus interest	$44,484 as of 04/2018
Interest	0.0 per annum
Outstanding	Yes
Current with payments	Yes
Relationship	CEO, Founder

Richard Bronson, CEO and founder leant the company $44,484 when it was first created, and is due to be paid back at some point in the future when the funds are available. It is an interest free, term free loan.

Name	Richard Bronson
Amount Invested	$20,000
Transaction type	Safe
Issued	06/06/2017
Discount rate	0.0
Valuation cap	$6,000,000
Relationship	CEO and Founder

This was money invested in the Y Combinator SAFE fundraising round for 70million Jobs.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common Stock	10,000,000	4,894,528	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	5,894

Risks

Our future success depends on the efforts of key personnel and consultants, especially our founder, Richard Bronson. The loss of services of Mr Bronson or any key personnel may have an adverse effect on us. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

We rely on our ability to attract adequate numbers of both job seekers and to provide job listings. If either of these are unsuccessful, then this could be detrimental to our success.

The involvement of the Company's Chief Executive Officer, who has previously been charged and pled guilty to securities fraud and conspiracy charges, could heighten the risk that the activities of the Company would be subject to regulatory scrutiny and any such investigation could materially adversely affect the Company. Richard Bronson, who is a "key person" of the company and is the Chief Executive Officer of the Company, was charged with securities fraud and conspiracy charges in January 2002 and pled guilty in October 2003. As a result of his conviction, the SEC imposed a lifetime ban his ability to engage in registered broker-dealer activities. The involvement of Richard Bronson in the business of the Company might become known to securities regulators and his role in the Company could heighten the risk that the activities of the Company would be subject to regulatory scrutiny and any such investigation could materially adversely affect the Company.

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

Since we target large, national employers as clients, we are dependent on their ability to honor their obligations to pay us. If a large client were unwilling or unable to pay us, this could have a negative impact on our business.

Negative press attention--such as one of our applicants acting violently on the job--could undermine our ability to convince employers that our applicants were desirable hires.

The regulatory environment surrounding the hiring of the formerly incarcerated is changing quickly from state to state and on the municipal level. Unforeseen regulations could negatively impact our ability to do business.

The business is yet to be profitable, and relies upon the availability of investment capital to maintain operations. If for any reason outside investors chose not to invest, then there'd be an existential danger to the business.

A large recruitment platform (Indeed.com, Zip Recruiter) or staffing/recruiting company may enter this space and squeeze our margins.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, the shareholders may change the terms of the articles of incoporation for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of shares of Preferred Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock , Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Preferred Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;

- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

70Million Resources, Inc.

- Delaware Corporation
- Organized August 2016
- 5 employees

c/o WeWorks 12130 Millenium Drive
Playa Vista CA 90094

http://www.70MillionJobs.com

Business Description

Refer to the 70MillionJobs profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

70MillionJobs is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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